Exhibit 10.08

AGREEMENT TO EXTEND EMPLOYMENT AGREEMENT

This Agreement to Extend Employment Agreement is made as of the 29th day of May, 2018 by and between WILLIAM D. LEON GUERRERO (“Executive Vice President and COO”) and BANK OF GUAM (“Bank”);

WITNESSETH:

WHEREAS, the Executive Vice President and COO and the Bank executed an Employment Agreement on June 27, 2013 which Agreement expires on May 31, 2018 (“Agreement”);

WHEREAS, it is in the best interest of the parties to mutually extend the Agreement.

NOW THEREFORE, said Agreement is hereby amended as follows:

Section 2 of the Agreement shall be amended to state that the Agreement shall terminate on December 31, 2018.

Except as otherwise stated herein all other terms and conditions of the Agreement remain unchanged.

Executed at Hagatna, Guam on the date first above written.

BANK OF GUAM
BY:	Martin D. Leon Guerrero, Asst. Secretary
An Authorized Representative
WILLIAM D LEON GUERRERO
/s/ William D. Leon Guerrero